SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.         )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

APPLIED IMAGING CORP.
(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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(4)	Proposed maximum aggregate value of transaction:

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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 22, 2002

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Applied Imaging Corp., a Delaware corporation (the “Company”), will be held on Wednesday, May 22, 2002 at 11:00 a.m., local time, at the offices of Wilson Sonsini Goodrich & Rosati at 650 Page Mill Road, Palo Alto, California 94304, for the following purposes (as more fully described in the Proxy Statement accompanying this Notice):

1.	To elect two Class III directors of the Company to serve for terms of three years expiring upon the 2005 Annual Meeting of Stockholders or until their successors are elected.

2.	To ratify the appointment of PricewaterhouseCoopers as independent accountants of the Company for the year ending December 31, 2002.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 15, 2002, the record date, are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a Proxy.

FO	R THE BOARD OF DIRECTORS

Ca	rl Hull
President and Chief Executive Officer
Santa Clara, California
April 22, 2002

APPLIED IMAGING CORP.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors of Applied Imaging Corp., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Wednesday, May 22, 2002 at 11:00 a.m., local time, or at any adjournment thereof (the “Annual Meeting”). The Annual Meeting will be held at the offices of Wilson Sonsini Goodrich & Rosati at 650 Page Mill Road, Palo Alto, California 94304. The telephone number at that meeting location is (650)493-9300.

This proxy statement and accompanying proxy card were mailed on or about April 22, 2002, to all stockholders entitled to vote at the meeting.

Record Date and Principal Share Ownership

Stockholders of record at the close of business on April 15, 2002 (the “Record Date”) are entitled to notice of and to vote at the meeting. The Company has one class of shares outstanding, designated Common Stock, $0.001 par value per share. At the record date, 15,821,477 shares of the Company’s Common Stock were issued and outstanding and held of record by approximately 124 stockholders. No shares of the Company’s Preferred Stock were outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Inspector of Elections at the principal offices of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. The principal offices of the Company are: 2380 Walsh Avenue, Building B, Santa Clara, California 95051.

Voting and Solicitation

Each stockholder is entitled to one vote for each share held as of the record date. Stockholders will not be entitled to cumulate their votes in the election of directors.

The cost of soliciting proxies will be borne by the Company. The Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.

Quorum; Abstentions; Broker Non-Votes

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the “Inspector”) appointed for the meeting and will determine whether or not a quorum is present.

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the record date. Shares that are voted “FOR”, “AGAINST” or “WITHHELD FROM” a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter.

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

Broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a proposal has been approved.

Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of the two Class III directors, for the confirmation of the appointment of the designated independent accountants, and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the items not marked.

Deadline for Receipt of Stockholder Proposals for 2003 Annual Meeting

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2003 Annual Meeting of Stockholders must be received by the Company no later than December 1, 2002 for consideration for possible inclusion in the proxy materials relating to that meeting. Stockholders who intend to submit a proposal or a nomination for director at the Company’s 2003 Annual Meeting without inclusion of such proposal or nomination in such proxy materials are required to provide advance notice to the Company no later than December 1, 2002.

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, AND RETURN IT IN THE ENCLOSED ENVELOPE. YOUR STOCK WILL BE VOTED IN ACCORDANCEWITH THE INSTRUCTIONS YOU HAVE GIVEN IN THE PROXY. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY SIGNING AND RETURNING A LATER-DATED PROXY WITH RESPECT TO THE SAME SHARES, BY FILING WITH THE INSPECTOR OF ELECTIONS OF THE COMPANY A WRITTEN REVOCATION BEARING A LATER DATE OR BY ATTENDING AND VOTING IN PERSON AT THE ANNUAL MEETING.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company with respect to the beneficial ownership of its Common Stock as of April 1, 2002, by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for election, (iii) each executive officer named in the Summary Compensation Table under the heading “Executive Officer Compensation” and (iv) all directors and executive officers as a group. Except as otherwise noted, the stockholders named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws.

Name and Address	Shares Beneficially Owned	Approximate Percent Owned (1)
Individuals and Entities Affiliated with Special Situations Funds (2)	3,344,674	20.7%
153 East 53rd St., Suite 51
New York, NY 10002
Individuals and Entities Affiliated with New Enterprise Associates (3)	2,346,155	14.8%
2490 Sand Hill Road
Menlo Park, CA 94025
Zurich Scudder Investments, Inc.	1,205,098	7.6%
Two International Place
Boston, MA 02110
EGM Capital	918,568	5.8%
One Embarcadero Center, Suite 2410
San Francisco, CA 94111
Individuals and Entities Affiliated with Tecnicas Medicas	844,000	5.3%
Corsega 114
08029 Barcelona, Spain
Jack Goldstein, Ph.D. (5)	520,000	3.2%
Carl W. Hull (4) (5)	202,200	1.3%
G. Kirk Raab (5)	189,166	1.2%
John F. Blakemore, Jr. (5)	121,512	*
Padraig O’Kelly (5)	94,667	*
Barry Hotchkies (5)	78,767	*
Daniel Bowman (5)	64,464	*
Andre F. Marion (5)	50,952	*
Pablo Valenzuela (5)	31,250	*
All executive officers and directors as a group (10 persons)(4) (5)	1,466,314	8.6%

*	Less than 1%.

(1)
Applicable percentage ownership is calculated by dividing (a) that stockholder’s beneficial ownership by (b) 15,821,477 shares of Common Stock outstanding as of April 1, 2002 together with applicable options or warrants for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

(2)
Consists of 1,399,927 shares and warrants to purchase 90,000 shares held by Special Situations Fund III, L.P., 1,102,172 shares and warrants to purchase 240,000 shares held by Special Situations Private Equity Fund, L.P. and 482,575 shares and warrants to purchase 30,000 shares held by Special Situations Cayman Fund, L.P.

(3)
Consists of 709,214 shares held by New Enterprise Associates V, Limited Partnership and 1,636,605 shares held by New Enterprise Associates VII, Limited Partnership, 289 shares held by Peter J. Barris, 24 shares held by C. Richard Kramlich, and 23 shares held by Charles W. Newhall III. Messrs. Barris, Kramlich and Newhall are general partners of New Enterprise Associates V, Limited Partnership and New Enterprise Associates VII, L.P., and disclaim beneficial ownership of the shares held by such entities except to the extent of their proportionate ownership interest therein.

(4)	Includes 3,000 shares held in trust for the benefit of one of Mr. Hull’s children for which Mr. Hull is the trustee.

(5)
Includes shares issuable upon exercise of options exercisable within 60 days of April 1, 2002 as follows: Mr. Goldstein, 510,000 shares; Mr. Hull, 196,250 shares; Mr. Raab, 189,166 shares; Mr. Blakemore, 41,250 shares; Mr. O’Kelly, 94,667 shares; Mr. Hotchkies, 41,667 shares; Mr. Bowman, 61,769 shares; Mr. Marion, 46,250 shares; Mr. Valenzuela, 31,250 shares; all directors and executive officers as a group, 1,248,936 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, officers and beneficial owners of more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of the copies of such reports received by it, or written representations from reporting persons, the Company believes that during the fiscal year ended December 31, 2001, its officers, directors and holders of more than 10% of the Company’s Common Stock complied with all Section 16(a) filing requirements except for the following: all Directors and executive officers did not timely file their annual reports on Form 5 for the year ended December 31, 2000 and Carl Hull did not timely file a Form 4 for February, 2001 to report common stock purchases in that month.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Directors and Nominees for Director

Pursuant to the Company’s Restated Certificate of Incorporation, the Company’s Board of Directors is authorized to comprise eight persons, divided into three classes serving staggered terms of three years. Currently, there are two directors in Class I, two directors in Class II, and two directors in Class III. There are two unfilled director positions, one in Class I and one in Class II. The Company has no immediate plans to fill these positions. Two Class III directors are to be elected at the Annual Meeting. The Class I and Class II directors will be elected at the Company’s 2003 and 2004 Annual Meetings of Stockholders, respectively. Each of the two Class III directors elected at the Annual Meeting will hold office until the 2005 Annual Meeting of Stockholders, or until his successor has been duly elected and qualified.

In the event that any nominee for director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unavailable to serve.

The names of the two Class III nominees for election to the Board of Directors at the Annual Meeting, their ages as of the Record Date, and certain information about them are set forth below. The names of the current Class I and Class II directors with unexpired terms, their ages as of the Record Date, and certain information about them are also stated below.

Name	Age	Principal Occupation	Director Since
Nominees for Class III Directors
Andre F. Marion (1)	63	Consultant. Director of Cygnus Corporation,	1995
		Molecular Devices Corp. and Aclara Biosciences Corp.
Pablo Valenzuela, Ph.D. (1) (2)	59	President, Bios Chile.	1999

Continuing Class I Directors
Jack Goldstein, Ph.D.	54	Chairman.	1997
Carl W. Hull	43	President and Chief Executive Officer.	2000

Continuing Class II Directors
John F. Blakemore, Jr. (1) (2)	62	Consultant.	1987
G. Kirk Raab (2)	66	Chairman of the Board of Connetics, Inc. and	1996
		Oxford GlycoSciences (UK) Ltd.

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.

There are no family relationships among any directors or executive officers of the Company.

Directors to be Elected at the Annual Meeting

Andre F. Marion has been a director of the Company since November 1995. Mr. Marion was a founder of Applied Biosystems, Inc., a supplier of instruments for biotechnology research, and served as its Chief Executive Officer from 1986 to 1993, and its Chairman of the Board from 1987 to February 1993, when it merged with the Perkin Elmer Corporation, a manufacturer of analytical instruments. Mr. Marion served as Vice President of Perkin Elmer and President of its Applied Biosystems Division until his retirement in February 1995. Mr. Marion holds a degree in engineering from the French Ecole Nationale Superieure d’Ingenieurs Arts et Metiers in both Mechanical and Electronic Engineering. Mr. Marion is an independent consultant and also a director of Cygnus Corporation, Molecular Devices Corp. and Aclara Biosciences Corp.

Pablo Valenzuela Ph.D. has been a director of the Company since April 1999. Dr. Valenzuela, has over 20 years of experience in the biotechnology industry, and is currently President and founder of Bios Chile. Dr. Valenzuela was a co-founder of Chiron Corporation and served as Chiron’s Senior Vice President, Biological Research and Development until his retirement in 2000. Dr. Valenzuela holds a Ph.D. from Northwestern University.

Directors Whose Terms Extend Beyond the Annual Meeting

John F. Blakemore, Jr. has been a director of the Company since December 1987. Since 1987 he has been an independent investor and consultant. Mr. Blakemore was also a director, Vice President and CFO of Pro-Log Corp., an industrial computer company. Mr. Blakemore holds a B.S. in Mechanical Engineering and an M.B.A. from Stanford University.

Jack Goldstein, Ph.D. joined the Company in April 1997 as President and Chief Executive Officer and was elected Chairman of the Board in April 1999. Dr. Goldstein relinquished the title of CEO in January 2001 and continues as Chairman. He has 26 years of management experience at leading healthcare companies. From 1986 to 1997, Dr. Goldstein worked for Johnson & Johnson in various executive management positions including President of Ortho Diagnostic Systems and Executive Vice President of Professional Diagnostics at Johnson & Johnson World Headquarters. Prior to his employment at Johnson & Johnson, Dr. Goldstein served in management positions at Baxter Healthcare Corporation and American Home Products Corporation. Dr. Goldstein holds a B.A. degree in Biology from Rider University, an M.S. in Immunology and a Ph.D. in Microbiology from St. John’s University. Dr. Goldstein is Chairman of the Board of Directors of CelTor Biosystems, Inc. and Target Protein Technologies, Inc.

Carl W. Hull joined the Company as Vice President of Worldwide Marketing in August 1997. In January 1999 he also became Vice President of Sales. In September 1999, Mr. Hull was appointed President and Chief Operating Officer. In May 2000, Mr. Hull was elected Director of the Company and in January 2001 he was appointed President and Chief Executive Officer. Prior to joining the Company, Mr. Hull served as Vice President of Marketing and Business Development for Ventana Medical Systems from May 1996 to June 1997. From 1982 to 1996, he served in various marketing and sales management positions at Abbott Laboratories. Mr. Hull received his M.B.A. from the University of Chicago and a B.A. in Political Science and International Relations at The Johns Hopkins University.

G. Kirk Raab has been a director of the Company since 1996. Mr. Raab has over 40 years of experience as a senior executive in health industries and was President and Chief Executive Officer from February 1990 to July 1995 of Genentech Inc., a pharmaceutical company. He is currently Chairman of the Board of Connetics, Inc. and Oxford GlycoSciences (UK) Ltd., and a director of a number of private companies. He received his B.A. from Colgate University.

Required Vote

The two nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as Class III directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Delaware law.

Board of Directors Meetings and Committees

The Board of Directors held four regular meetings and four telephonic meetings during the year ended December 31, 2001.

The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee. From time to time, the Board has created various ad hoc committees for special purposes. No such committee is currently functioning.

The Audit Committee consists of directors Blakemore, Marion, and Valenzuela, all of whom are independent as that term is defined in Rule 4200(a)(14) of the National Association of Securities Dealer’s listing standards. The Audit Committee reviews the internal accounting procedures of the Company, reviews with management and the Company’s independent accountants the Company’s audited financial statements and quarterly reports that are filed with the SEC, and consults with and reviews the services provided by the Company’s independent accountants. The Audit Committee held four meetings in 2001.

The Compensation Committee consists of directors Blakemore, Raab and Valenzuela. The Compensation Committee reviews and recommends to the Board the compensation and benefits of all executive officers of the Company and establishes and reviews general policies relating to compensation and benefits of employees of the Company. The Compensation Committee held three meetings during 2001.

Compensation of Directors

Messrs. Blakemore, Marion, Raab and Valenzuela receive $800 per regular meeting attended, and all directors receive reimbursement of travel expenses from the Company for their service as members of the Board of Directors. Each director who is not also an employee or consultant of the Company (an “Outside Director”) receives an option to purchase 25,000 shares upon joining the Board of Directors and subsequent annual options to purchase 10,000 shares. Options are expected to be granted either under the Director Plan (up to the original 10,000 share limits) and/or under the Company’s 1998 Stock Option Plan (the “1998 Plan”). It is expected that, when there are no shares available in the Director Plan, grants will then be made under the 1998 Plan. In addition, directors who are consultants to the Company will continue to receive option grants as directors under the 1998 Plan. It is expected that, consistent with past grants to Outside Directors, each option granted will become exercisable ratably over a four-year period. The term of such options has been and is expected to be ten years from the date of grant, provided that such options shall terminate three months following the termination of the optionee’s status as a director (or twelve months if the termination is due to death or disability.) The exercise price of all options granted has been and is expected to be equal to the fair market value of the Company’s Common Stock on the date of the grant, as determined in accordance with the applicable option plan.

The Director Plan provides for the automatic grant of non-statutory options to Outside Directors on an annual basis in order to motivate them to continue to serve as directors. A total of 120,000 shares of the Company’s Common Stock were authorized for issuance during the current 10-year term of the Director Plan, which expires in February 2004. As of March 29, 2002, there were 113,438 shares reserved for issuance under the Director Plan and a total of 100,000 options have been granted.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE ‘‘FOR’’ THE NOMINEES SET FORTH HEREIN.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors has selected PricewaterhouseCoopers LLP (“PWC”), independent certified public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2002, and recommends that stockholders vote ‘‘FOR’’ ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider whether or not to retain PWC.

Representatives of PWC are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE ‘‘FOR’’ THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

CERTAIN TRANSACTIONS

On April 20, 1999, the Company’s Board of Directors approved a consulting agreement with Kirk Raab pursuant to which Mr. Raab devotes one day per month to the Company to consult on matters identified by the Company’s Chairman of the Board and Chief Executive Officer. Mr. Raab received an option under the 1998 Plan for 50,000 shares of common stock, which vest monthly over two years for his consulting services. On January 25, 2000 and June 20, 2001, the Company’s Board of Directors approved consecutive one-year extensions of this contract. Both extensions granted Mr. Raab an option under the 1998 Plan for additional 50,000 shares vesting monthly over two years.

Each of the executive officers of the Company has entered into an Employment Agreement that provides for severance benefits in the event of involuntary termination following a change of control of the Company. These severance benefits include full vesting of all outstanding stock options and the payment of salary and health coverage for a period of time following such termination.

EXECUTIVE OFFICERS

The executive officers of the Company, who are appointed by the board of directors, are as follows:

Name	Age	Position
Carl W. Hull	43	President and Chief Executive Officer, Director.
Jack Goldstein, Ph.D.	54	Chairman of the Board
Barry Hotchkies	56	Vice President Finance and Chief Financial Officer
Daniel Bowman	43	Vice President – Worldwide Sales and Marketing
Diane C. Oates	48	Vice President – Regulatory Affairs and Quality Systems
Padraig O’Kelly	43	Vice President – Operations

For biographical summaries of Carl W. Hull and Jack Goldstein, see Election of Directors—Directors Whose Terms Extend Beyond the Annual Meeting.

Barry Hotchkies joined the Company in April 2000 as Vice President, Finance and Chief Financial Officer with responsibility for finance and administration. Mr. Hotchkies has over 30 years of experience in financial management. Prior to joining Applied Imaging, he was a private consultant from August 1999 to April 2000. Mr. Hotchkies was CFO of the Lawrence Berkeley National Laboratory from June 1997 to July 1999 and CFO of the Corporate Technical Group of WR Grace & Co. from 1989 to 1997. He was CFO of Jacques Borel Enterprises, Inc. from 1987 to 1989 and served in senior financial positions of divisions of WR Grace & Co. from 1973 to 1987. Mr. Hotchkies holds a B.S. degree from the University of Glasgow, Scotland and an M.B.A. degree from Dartmouth College.

Daniel Bowman joined the Company in November 1999 as Vice President of the Americas with responsibility for sales and marketing operations in the US, Canada and Latin America. In October 2000, he was appointed Vice President Worldwide Sales and Marketing. Mr. Bowman has over 10 years experience in sales and marketing management at leading companies in the diagnostic industry. From 1998 to 1999, he was the Vice President of Sales for BioGenex, a developer of automated immunohistochemistry and in situ hybridization instrumentation in the San Francisco Bay Area. He has also held various sales and management positions at Idexx (from 1991 to 1998) and Abbott Laboratories. Mr. Bowman holds both a Master’s and a Bachelor of Arts degree from California State University.

Diane C. Oates joined the Company in May 2000 as Vice President, Regulatory Affairs and Quality Systems. Ms. Oates has over 15 years experience in regulatory affairs, clinical trials, and quality systems. Most recently, she was Vice President of Regulatory Affairs and Quality for Abaxis, Inc., a medical products company manufacturing point-of-care blood analysis systems. Prior to that, Ms. Oates held a number of regulatory, clinical, and quality management positions with Chiron Corporation and Ciba Corning Diagnostics from July 1990 to July 1997. Ms Oates holds a Bachelor in Biological Sciences from San Francisco University and an M.B.A. from Notre Dame.

Padraig S. O’Kelly joined the Company in June 1992 as Engineering Director and was responsible for the introduction of the Company’s CytoVision® product family. He was promoted to Vice President, Operations for the Company in October 1999 with responsibility for all instrumentation product development and manufacturing operations. From 1982 to 1992, he held a number of management and senior engineering positions in Marconi Simulation, part of the General Electric Company, a manufacturer of simulation and training systems for military and commercial applications. Prior to that, he worked at Ferranti Ltd., designing control software for inertial navigation systems. Mr. O’Kelly holds a BSc in mathematics from Imperial College, London.

EXECUTIVE COMPENSATION

Executive Officer Compensation

Summary Compensation Table.    The following table sets forth information for the years ended December 31, 1999, 2000 and 2001 regarding the compensation of the Company’s Chief Executive Officer and each of the Company’s four other most highly compensated executive officers whose total annual salary and bonus for such fiscal years were in excess of $100,000 in 2001 (the “Named Executive Officers”).

Summary Compensation Table
							Long-Term Compensation Awards
		Annual Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)	Securities Underlying Options	All Other Compensation ($)
Jack Goldstein, Ph.D	1999	290,000		85,000	(1)	—	—	11,706	(2)
Chairman (10)	2000	290,000		72,000	(1)	—	—	871	(2)
	2001	142,500		—	(1)	—	100,000	799	(2)

Carl W. Hull	1999	160,000		40,000	(1)	—	60,000	15,421	(3)
President and Chief Executive	2000	190,667		40,500	(1)	—	—	6,631	(3)
Officer	2001	213,750		—	(1)	—	150,000	17,275	(3)

Daniel Bowman	1999	18,173	(8)	7,500	(1)	—	60,000	—
Vice President	2000	163,750		105,300	(7)	—	25,000	3,717	(4)
	2001	180,000		60,000	(7)	—	80,000	3,918	(4)

Barry Hotchkies	2000	103,333	(9)	22,500	(1)	—	60,000	1,959	(5)
Vice President	2001	164,000		—	(1)	—	85,000	5,769	(5)

Padraig S. O’Kelly	1999	101,083		27,540	(1)	—	20,000	17,220	(6)
Vice President	2000	141,604		28,539	(1)	—	20,000	16,875	(6)
	2001	119,426		—	(1)	—	30,000	16,870	(6)

(1)	Consists of bonuses earned during each fiscal year and paid in the following year.

(2)	Consists of insurance premiums paid by the Company.

(3)
For 1999, consists of $4,800 contributed to the Company’s retirement plan and $10,621 in insurance premiums by the Company; for 2000 consists of $5,760 contributed to the Company’s retirement plan and $871 in insurance premiums paid by the Company; and, for 2001, consists of $10,000 forgiveness of a relocation loan, $6,404 contributed to the Company’s retirement plan and $871 in insurance premiums paid by the Company.

(4)
For 2000, consists of $2,925 contributed to the Company’s retirement plan and $792 in insurance premiums paid by the Company; for 2001, consists of $3,053 contributed to the Company’s retirement plan and $865 in insurance premiums paid by the Company.

(5)
For 2000, consists of $1,550 contributed to the Company’s retirement plan and $409 in insurance premiums paid by the Company; for 2001, consists of $4,907 contributed to the Company’s retirement plan and $862 in insurance premiums paid by the Company.

(6)
For 1999, consists of $5,880 contributed to a private pension scheme and $11,340 car allowance paid by the Company; for 2000, consists of $6,305 contributed to a private pension scheme and $10,570 car allowance paid by the Company; and, for 2001 consists of $6,790 contributed to a private pension scheme and $10,080 car allowance paid by the Company.

(7)
For 2000, consists of $105,300 earned in 2000, of which, $10,000 was paid in 2000 and $95,300 was paid in 2001; and, for 2001, consists of $60,000 earned in 2001, of which, $45,000 was paid in 2001 and $15,000 was paid in 2001.

(8)	Daniel Bowman joined the Company in November 1999; his annualized salary for 1999 was $150,000.

(9)	Barry Hotchkies joined the Company in April 2000; his annualized salary for 2000 was $155,000.

(10)	Dr. Goldstein was Chief Executive Officer of the Company through December 31, 2000.

Option Grants in Last Fiscal Year.    The following table sets forth each grant of stock options made during the fiscal year ended December 31, 2001 to each of the Named Executive Officers:

Option Grants in Fiscal 2001

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted during Fiscal 2001(2)	Exercise Price ($/Sh)(3)	Expiration Date	5%($)	10%($)
Jack Goldstein, Ph.D	60,000	8%	$3.13	12/31/10	$118,106	$299,305
Jack Goldstein, Ph.D	40,000	5%	1.78	5/15/11	44,777	113,474
Carl W. Hull	150,000	20%	3.13	12/31/10	295,266	748,262
Daniel Bowman	40,000	5%	3.13	12/31/10	78,738	199,537
Daniel Bowman	40,000	5%	2.34	6/19/11	58,865	149,174
Barry Hotchkies	35,000	5%	3.13	12/31/10	68,895	174,594
Barry Hotchkies	50,000	7%	2.34	6/19/11	73,581	186,468
Padraig S. O’Kelly	30,000	4%	3.13	12/31/10	59,053	149,652

(1)	Options were granted under the 1998 Plan and generally vest over four years from the date of commencement of employment.

(2)	Based on an aggregate of 735,000 options granted by the Company in the year ended December 31, 2001 to employees of and consultants to the Company, including the Named Executive Officers.

(3)	The exercise price per share of each option was equal to the closing price of the Common Stock at close of market on the working day before the date of grant as determined by the Board of Directors.

(4)
The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the fair market value of the Company’s Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The assumed rates of appreciation are specified in SEC rules and do not represent the Company’s estimate or projection of future stock prices. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and the option holders’ continued employment through the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

Option Exercises in Last Fiscal Year and Fiscal Year End Option Values.    No stock option exercises occurred during the year ended December 31, 2001 by the Named Executive Officers.

Employment Agreements, Termination of Employment and Change in Control Arrangements

Each of the executive officers of the Company has entered into an Employment Agreement that provides for severance benefits in the event of involuntary termination. In the case of involuntary termination following a change of control of the Company the severance benefits include full vesting of all outstanding stock options and the payment of salary and health coverage for a period of time following such termination. All executive officers are employed “at-will” and their employment may be terminated at any time by either the Company or the employee.

In October 2001, the Company entered into an employment agreement with Carl Hull. Under the terms of this agreement, Mr. Hull serves as Chief Executive Officer and President of the Company at an annual salary of $225,000 and an annual bonus of up to 35% of annual salary. He is also eligible for all benefits provided by the Company to its employees. In addition, the Company agreed to: (i) a severance payment equal to twelve times Mr. Hull’s then existing monthly salary in the event his employment is terminated by the Company; and, (ii) accelerated vesting of Mr. Hull’s stock options in the event of a change in control of the Company.

In October 2001, the Company established The Applied Imaging Corp. Retention Incentive Program to provide retention incentives to officers and outside directors in the event of a change in control of the Company.

Board Compensation Committee Report on Executive Compensation

The following is provided to stockholders by the members of the Compensation Committee of the Board of Directors:

The Compensation Committee of the Board of Directors (the ‘‘Committee’’), comprising three outside directors, is responsible for the administration of the Company’s compensation programs. These include establishing base salary for executive officers and both annual and long-term incentive compensation programs for all employees. The Company’s compensation programs are designed to provide a competitive level of total compensation and include incentive and equity ownership opportunities linked to the Company’s performance and stockholder return.

Compensation Philosophy:    The Company’s overall executive compensation philosophy is based on a series of guiding principles derived from the Company’s values, business strategy, and management requirements. These principles are summarized as follows:

•	Provide competitive levels of total compensation which will enable the Company to attract and retain the best possible executive talent;

•	Motivate executives to achieve optimum performance for the Company;

•	Align the financial interests of executives and stockholders through equity-based plans;

•	Provide a total compensation program that recognizes individual contributions as well as overall business results.

Compensation Program:    The Committee is responsible for reviewing and recommending to the Board the compensation and benefits of all officers of the Company and establishes and reviews general policies relating to compensation and benefits of employees of the Company. The Committee is also responsible for the administration of the Company’s stock option plans. There are three major components to the Company’s executive compensation: base salary, incentive bonuses and long-term incentives in the form of stock options.

1. Base Salary.    In setting compensation levels for executive officers, the Committee reviews competitive information relating to compensation levels for comparable positions at medical product, biotechnology, and high technology companies. In addition, the Committee may, from time to time, hire compensation and benefit consultants to assist in developing and reviewing overall salary strategies. Individual executive officer base compensation may vary based on time in position, assessment of individual performance, salary relative to internal and external equity and critical nature of the position relative to the success of the Company.

2. Incentive Bonuses.    The incentive bonus program provides a variable compensation opportunity for the executive officers. A pay out, if any, is based on a combination of corporate financial performance and individual officer performance relative to achievement of pre-established specified strategic objectives (e.g., new product development milestones, marketing/sales results, productivity enhancements and regulatory applications and approvals).

3. Long-Term Incentives.    The long-term performance-based compensation of executive officers takes the form of stock option awards under the Company’s stock option plans. The Committee believes that the equity-based compensation ensures that the Company’s executive officers have a continuing stake in the long-term success of the Company. All options granted by the Company have been granted with an exercise price equal to or in excess of the fair market value of the Company’s Common Stock on the date of grant. Options granted prior to December 10, 1998 become exercisable at the rate of 25% of the shares at the end of each year following the date of vesting commencement such that, subject to the employee’s or independent contractor’s continuous relationship with the Company. The option is fully exercisable four years from the date of the grant. Options granted after December 10, 1998 become exercisable at the rate of 25% of the shares at the end of the first year and then at the rate of 1/48 per month. Options granted as bonuses generally vest over two years, 50% after the first year monthly the following year. Options granted are subject to the employee’s or independent contractor’s continuous relationship with the Company. The option is fully exercisable four or two years, respectively, from the date of the grant. The Company has not issued any stock appreciation rights (SARs), stock purchase rights, long-term performance awards in stock to any Named Executive Officer or any other person under the Company’s stock option plans.

2001 Compensation for the Chief Executive Officer

In determining the salary of Carl Hull for 2001, the Committee considered competitive compensation data for the presidents and chief executive officers of similar companies within the medical device and biotechnology industry, taking into consideration Mr. Hull’s experience and knowledge. Based on the Company’s plan for specified goals, the Committee determined that it was appropriate to offer Mr. Hull a salary of $225,000 and a cash bonus of up to 35% of his base salary. As part of the Company’s cost saving and restructuring initiatives, no such bonus was earned in 2001 and Mr. Hull’s annual salary was voluntarily reduced by 20% to $180,000.

Mr. Hull’s base salary at the end of 2001 was below the 50th percentile of the comparative market data. It is the policy of the Company to review executive base salaries in relation to comparable positions in comparable companies. The Committee believes that base salaries should remain competitive with those in the industry taking into account the total compensation package of base salary and incentives.

Section 162 (m) of the Internal Revenue Code Limitations on Executive Compensation

In 1993, Section 162(m) was added to the United Stated Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) may limit the Company’s ability to deduct for United States federal income tax purposes compensation in excess of $1,000,000 paid to the Company’s Chief Executive Officer and its four other highest paid executive officers in any one fiscal year. No executive officer of the Company received compensation in excess of this limit during fiscal 1997. Grants under the 1998 Option Plan will not be subject to the deduction limitation if the stockholders approve the 1998 Option Plan, including the option grant limitations described below.

Section 162(m) of the Code places limits on the deductibility for United States federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company’s ability to deduct the compensation income associated with options and stock purchase rights granted to such persons, the 1998 Option Plan provides that no employee may be granted, in any fiscal year of the Company, options and stock purchase rights to purchase more than 500,000 shares of Common Stock.

The foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under this Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

Respectfully submitted,

John F. Blakemore, Jr.
G. Kirk Raab
Pablo Valenzuela

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are currently no employee directors serving on the Compensation Committee. The following non-employee directors have served on the Compensation Committee during the last fiscal year: Blakemore, Raab and Valenzuela.

On April 20, 1999, the Company’s Board of Directors approved a consulting agreement with Kirk Raab pursuant to which Mr. Raab devotes one day per month to the Company to consult on matters identified by the Company’s Chairman of the Board and Chief Executive Officer. Mr. Raab received an option under the 1998 Plan for 50,000 shares of common stock, which vested monthly over two years for his consulting services. On January 25, 2000 and June 20, 2001, the Company’s Board of Directors approved consecutive one-year extensions of this contract. Both extensions granted Mr. Raab an option under the 1998 Plan for additional 50,000 shares vesting monthly over two years.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the Company’s Board of Directors (the “Audit Committee”) consists of three non-employee directors, Blakemore, Marion and Valenzuela, each of whom has been determined to be independent as defined by the Nasdaq Marketplace Rules. The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is attached as Exhibit A to the Company’s Proxy Statement for its 2001 annual meeting. Among its other functions, the Audit Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Company’s independent accountants.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61.

The Company’s independent accountants also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee discussed with the independent accountants that firm’s independence and considered whether the non-audit services provided by the independent accountants are compatible with maintaining its independence.

Based on the Audit Committee’s discussion with management and the independent accountants, and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the board of directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 filed with the SEC.

Respectfully submitted,

John F. Blakemore, Jr., Chairman
Andre F. Marion
Pablo Valenzuela Ph.D.

AUDIT FEES

Audit Fees.    PricewaterhouseCooper’s (“PWC”) fees for the audit of the financial statements included in the Company’s annual report on Form 10-K and review of interim financial statements in 2001 were approximately $96,100.

Financial Information Systems Design and Implementation Fees.    PWC did not provide any services to the Company in 2001 that related to financial information systems design and implementation.

All Other Fees.    PWC’s fees for all other professional services provided to the Company in 2001 amounted to approximately $76,000 for non-audit services, primarily for tax consultation, tax return preparation and assistance with regulatory filings. No other services were provided by PWC in 2001.

STOCK PERFORMANCE GRAPH

The following graph compares the five-year cumulative total stockholder return on the Company’s Common Stock with the five-year cumulative total return of the Nasdaq National Market, U.S. Index (“Nasdaq U.S. Index”) and the JP Morgan Hambrecht & Quist Healthcare, Excluding Biotechnology Index (“H&Q Healthcare Index”) for the period beginning on December 31, 1996 and ending on December 31, 2001.

COMPARISON OF CUMULATIVE TOTAL RETURN*
AMONG APPLIED IMAGING CORP.
NASDAQ NATIONAL MARKET, U.S. INDEX AND
THE JP MORGAN HAMBRECHT & QUIST HEALTHCARE,
EXCLUDING BIOTECHNOLOGY INDEX
(PERIOD ENDED DECEMBER 31, 2001)

**
The graph assumes that $100 was invested on December 31, 1996 in the Company’s Common Stock, the Nasdaq National Market, U.S. Index and the JP Morgan Hambrecht & Quist Healthcare, Excluding Biotechnology Index, and that all dividends were reinvested. No dividends have been declared or paid on the Company’s Common Stock. Stock performance shown in the above chart for the Common Stock is historical and should not be considered indicative of future price performance.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS

Santa Clara, California
April 22, 2002

APPLIED IMAGING CORP.

ANNUAL MEETING OF STOCKHOLDERS

WEDNESDAY, MAY 22, 2002
11:00 A.M. LOCAL TIME

WILSON SONSINI GOODRICH & ROSATI
650 PAGE MILL ROAD
PALO ALTO, CA 94304

APPLIED IMAGING CORP.
2380 WALSH AVE., SANTA CLARA, CA 95051	PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 22, 2002.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED “FOR” ITEMS 1 AND 2.

By signing the proxy, you revoke all prior proxies and appoint Carl Hull and Jack Goldstein, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

SEE REVERSE FOR VOTING INSTRUCTIONS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1.	Election of Class III directors:

01 Andre F. Marion
02 Pablo Valenzuela

☐ Vote FOR all nominees (except as marked)

☐ Vote WITHHELD from all nominees

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)

2.	To ratify the appointment of PricewaterhouseCoopers as independent accountants of the Company for the year ending December 31, 2002.

☐ For            ☐ Against            ☐ Abstain

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐
Indicate changes below:

Date __________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.